Exhibit 99.1

NEWSRELEASE
FOR IMMEDIATE RELEASE
April 21, 2009

Contacts:
Analysts		Media
Jay Gould	(614) 480-4060	Jeri Grier	(614) 480-5413
Jim Graham	(614) 480-3878	Maureen Brown	(614) 480-5512
HUNTINGTON BANCSHARES REPORTS
•	2009 first quarter reported net loss of $2.4 billion, or $6.79 per common share
•	2009 first quarter core net income of $6.9 million (but loss of $0.06 per common share including preferred dividends) before the impact of three significant items:
•	Noncash $2.6 billion goodwill impairment charge ($7.09 per common share) associated with this nonearning asset that reduced net income but had no impact on key capital ratios

•	$159.9 million one-time tax benefit resulting from Franklin restructuring ($0.44 per common share)

•	Negative impact from converted preferred stock ($0.08 per common share, no impact on net income)
•	2009 first quarter pre-tax, pre-provision income of $224.6 million, up $25.0 million, or 13%, from prior quarter
•	4.65% tangible common equity ratio, up 61 basis points from year end
•	$4.4 billion of loans originated or renewed — $2.0 billion commercial, $2.4 billion consumer
•	9% annualized linked-quarter growth in average total core deposits
•	Strong linked-quarter growth in mortgage banking and brokerage and insurance income
•	Excluding the $2.6 billion goodwill impairment charge, total noninterest expense was $367.1 million, down $23.0 million, or 6% from the prior quarter
•	Board of Directors authorizes $100 million “Discretionary Equity Issuance” Program
     COLUMBUS, Ohio — Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) reported a 2009 first quarter net loss of $2,433.2 million, or $6.79 per common share. This included a net negative impact of $6.73 per share primarily reflecting a noncash $2.6 billion goodwill impairment charge ($7.09 per common share) that reduced net income but had no impact on key capital ratios, partially offset by a $159.9 million one-time tax benefit ($0.44 per common share). This compared with a net loss of $417.3 million, or $1.20 per common share, reported in the 2008 fourth quarter, and net income of $127.1 million, or $0.35 per common share, reported in the year-ago quarter.
PERFORMANCE OVERVIEW
     “The $2.6 billion goodwill impairment charge accounted for the large reported loss for the quarter,” said Stephen D. Steinour, chairman, president, and chief executive officer. “It is important that shareholders and customers know this is a noncash charge. The premium a company pays when it acquires another company is called goodwill and is recorded as an intangible asset on the balance sheet. With the decline in our stock price during the quarter, we reviewed our goodwill for impairment. This review was based on market-driven assumptions, including assumptions implied by our market capitalization. We concluded that our goodwill was impaired and recognized the charge. While this charge reduced reported net income and total assets, it had no impact on key capital ratios.”
     “We made good progress in a number of areas in the quarter that help build the foundation for better future performance,” he continued. “Perhaps the most important was our completion of the restructuring of our Franklin relationship. The charges taken in the fourth quarter related to Franklin enabled us to restructure this relationship without any further provision impact and greatly improved our flexibility to accelerate problem loan resolution to the benefit of our shareholders. Further, Franklin now has the freedom to independently pursue the acquisition of third-party servicing arrangements. This restructuring enabled us to recognize a one-time $159.9 million tax benefit. The restructuring also resulted in an increase in capital.”
     “Importantly, underlying performance in core banking activities, like growing deposits, originating loans, generating fee income, and controlling expenses all saw improvement. This was evident in a $25.0 million increase in our pre-tax, pre-provision income. We have refocused priorities. Today, deposit growth is a strategic priority, and the average balances in every category of core deposits grew this past quarter. We are especially pleased with the strong growth in noninterest bearing demand deposits. Total core deposits at quarter end were $1.2 billion higher than at the end of last year. We had strong loan volume with $4.4 billion of loans originated or renewed with over half representing consumer loans. Mortgage banking income was strong, reflecting more than a doubling of mortgage originations. Brokerage and insurance income also increased significantly, reflecting a record level of investment sales. Expenses, exclusive of the goodwill impairment, began to the see the benefit of the expense initiative announced last quarter. All expense reduction decisions were finalized, and we are on track to exceed the targeted $100 million of expense saves. One disappointment was the decline in our net interest margin, which reflected the cost of carrying higher levels of nonperforming assets, as well as the continued high relative deposit pricing in our markets.”
     “Credit quality performance was mixed, yet there were signs of encouragement,” he noted. “Net charge-offs for total automobile loans and leases, home equity loans, and residential mortgages all declined from the prior quarter. We have said repeatedly that we believe our credit quality performance in these consumer portfolios will be better relative to many of our peers, and these trends make us cautiously optimistic that problems in these consumer portfolios may peak some time later this year. Regarding commercial real estate, commercial and industrial, and business banking loans, we have focused intently on proactive credit assessment and management of these loan portfolios. We believe these portfolios will remain under pressure going forward. Given an outlook for continued economic weakness in our markets, we expect that the overall level of problem loans and net charge-offs will remain elevated for the foreseeable future, although at manageable levels.”
     “We also made very good progress in improving the overall efficiency of our balance sheet and strengthened our liquidity and capital positions. The $1.2 billion of growth in period end core deposits was the most significant contributor to our improved period end liquidity position. In addition, actions taken to shrink our balance sheet that monetized the value of certain earning assets included the securitization of $1.0 billion of automobile loans, the sale of $600 million of municipal securities, and the sale of $200 million of mortgage loans. We also borrowed $600 million under the government Temporary Liquidity Guarantee Program (TLGP). These actions were partially offset by an increase in other securities balances that resulted from the retention of securities from the automobile loan securitization, as well as an increase in securities needed to replace trading account assets sold that served as collateral for public fund deposits. The positive impact all of this had on liquidity is evidenced by the $2.3 billion of cash on hand at quarter end, up $1.5 billion from the end of last year. To further strengthen our liquidity position, we paid down $1.6 billion of FHLB borrowings, thus increasing our borrowing capacity.”
     “Actions to improve capital, in addition to the benefits realized through the Franklin restructuring and lower level of balance sheet assets resulting from the above mentioned activities, included cutting our common stock dividend and converting a portion of our Series A 8.50% Non-cumulative Perpetual Convertible Preferred stock into common stock. These actions were important contributors to the 61 basis point improvement in our tangible common equity ratio to 4.65%. Our estimated regulatory risk-based Tier 1 and Total capital ratios increased to 11.03% and 14.19%, respectively, or $2.3 billion and $1.9 billion above the respective regulatory “well capitalized” thresholds. “
     “I continue to believe this franchise has untapped value and that we have many opportunities before us that will benefit our investors, customers, and communities. These times are certainly challenging. But I remain confident in the ability of Huntington to come out of this cycle better positioned to compete and grow,” he concluded.
FIRST QUARTER PERFORMANCE DISCUSSION
Significant Items Influencing Financial Performance Comparisons
     Specific significant items impacting 2009 first quarter performance included (see Table 1 below):
•	Noncash $2,602.7 million pre-tax ($7.09 per common share) negative impact from goodwill impairment.

•	$0.08 per common share negative impact resulting from the previously announced conversion of 114,109 shares of Series A 8.50% Non-cumulative Perpetual Convertible Preferred stock into common stock.

•	$159.9 million after-tax ($0.44 per common share) positive impact related to the previously announced restructuring of our relationship with Franklin, which resulted in a one-time tax benefit.
Table 1 — Significant Items Impacting Earnings Performance Comparisons (1)

Three Months Ended	Impact (2)
(in millions, except per share)	Pre-tax		EPS (3)
March 31, 2009 — GAAP loss	$(2,433.2	)(3)	$(6.79)
• Goodwill impairment	(2,602.7)		(7.09)
• Preferred stock conversion	NA		(0.08)
• Franklin restructuring	159.9	(3)	0.44

December 31, 2008 — GAAP loss	$(417.3	)(3)	$(1.20)
• Franklin relationship	(454.3)		(0.81)
• Net market-related losses	(141.7)		(0.25)
• Visa®-related deferred tax valuation allowance provision	(2.9	)(3)	(0.01)
• Visa® indemnification	4.6		0.01

March 31, 2008 — GAAP income	$127.1	(3)	$0.35
• Aggregate impact of Visa® IPO	37.5		0.07
• Deferred tax valuation allowance benefit	11.1	(3)	0.03
• Net market-related losses	(20.0)		(0.04)
• Asset impairment	(11.0)		(0.02)
• Merger costs	(7.3)		(0.01)

(1)	Includes significant items with $0.01 EPS impact or greater

(2)	Favorable (unfavorable) impact on GAAP earnings; pre-tax unless otherwise noted

(3)	After-tax; EPS reflected on a fully diluted basis

NA — Not applicable
Goodwill Impairment
     In the 2008 fourth quarter, we completed our annual test for goodwill impairment and found none. During the 2009 first quarter, bank stock prices continued to decline significantly. Huntington’s stock price declined 78%, from $7.66 per share at December 31, 2008 to $1.66 per share at March 31, 2009. Given this significant decline, we conducted an interim test for goodwill impairment. As a result, we recorded a noncash $2,602.7 million pre-tax ($2,600.0 million after-tax) charge. This charge reduced earnings and total shareholders’ equity. More importantly, regulatory capital ratios and our tangible common equity ratio were unaffected. At March 31, 2009, period end total intangibles were $792 million, including $452 million of goodwill.
Franklin Credit Management Relationship Restructuring
     This restructuring, announced March 31, 2009, consisted of an amendment and restatement of the commercial loans with Franklin, substitution of collateral for those commercial loans, and acquiring control of the consumer loans that formerly represented the collateral for our Franklin commercial loans. The restructuring increased Huntington’s flexibility to accelerate problem loan resolution to the benefit of the borrowers under the consumer loans, as well as to the benefit of our shareholders, without releasing Franklin from its legal obligations under the commercial loans. Specifically, we acquired $494 million of fair value first and second lien mortgages and $80 million of OREO assets at fair value. In addition, we entered into a new servicing contract with Franklin for them to service these acquired first and second lien mortgages and OREO properties.
     This restructuring impacted 2009 first quarter results as follows:
•	Period end nonaccrual commercial loans declined $650 million, reflecting the replacement on a consolidated basis of Franklin commercial loans by Franklin’s consumer loans and OREO collateral and cash payments. Period end residential mortgages increased $494 million on a consolidated basis, representing the fair value of Franklin mortgages acquired, of which $127 million represented accruing loans.

•	$284 million net reduction in nonaccrual loans as a $650 million reduction of commercial nonaccrual loans was partially offset by a $366 million increase in consumer nonaccrual loans.

•	Period end OREO assets increased $80 million, representing OREO assets acquired at fair value including costs to sell.

•	The acquisition of the consumer loans and OREO assets resulted in a deferred tax asset of $159.9 million recognized for financial statement purposes as a one-time tax benefit.

•	Commercial net charge-offs increased $128.3 million as the previously established $130 million Franklin-specific allowance for credit losses was used to write down the acquired loans and OREO collateral to fair value.

•	$96 million increase in other borrowings, reflecting the fair value of debt secured by the consumer loans which is owed by Franklin to the other participant banks. Huntington has no obligation on this debt.

•	Importantly, and primarily reflecting cash payments received during the quarter, Huntington’s total net exposure to Franklin declined to $477 million at March 31, 2009, down $43 million, or 8%, from $520 million at the end of last year.
Pre-tax, Pre-provision Income Trends
     One performance metric that Management believes is useful in analyzing performance in times of economic stress is the level of earnings adjusted to exclude provision expense and other volatile items not considered to represent core, noncredit related banking activities. Provision expense is excluded because its absolute level is elevated and volatile in times of economic stress. We also exclude securities gains or losses since in times of economic stress investment securities market valuations also may become particularly volatile. This has been the case over the last several quarters. Lastly, we exclude amortization of intangibles expense because the size of this quarter’s goodwill impairment is unusually magnified in times of severe stock valuation pressure and is not indicative of future performance trends.
     Table 2 shows pre-tax, pre-provision income improved significantly in the 2009 first quarter from the prior quarter. As discussed in the sections that follow, this improvement primarily reflected the strong growth in mortgage banking and brokerage and insurance income, as well as the benefit of well-controlled expenses, which was partially offset by lower net interest income due to balance sheet shrinkage and a decline in the net interest margin. It is worth noting that this improvement was realized even though we reduced the level of earning assets as part of our efforts to improve the efficiency of the balance sheet.
Table 2 — Pre-tax, Pre-provision Income — 1Q09 — 1Q08

	2009	2008
	First	Fourth	Third	Second	First
(in millions)	Quarter	Quarter	Quarter	Quarter	Quarter

(Loss) Income Before Income Taxes	$(2,685.0)	$(669.2)	$92.1	$127.7	$153.4

Add: Provision for credit losses	291.8	722.6	125.4	120.8	88.7
Less: Securities gains (losses)	2.1	(127.1)	(73.8)	2.1	1.4
Add: Amortization of intangibles	2,619.8	19.2	19.5	19.3	18.9

Pre-tax, Pre-provision Income	$224.6	$199.6	$310.8	$265.7	$259.6

Net Interest Income, Net Interest Margin, and Average Balance Sheet
2009 First Quarter versus 2008 Fourth Quarter
     Compared with the 2008 fourth quarter, fully-taxable equivalent net interest income decreased $38.9 million, or 10%. This reflected a 21 basis point decline in the net interest margin to 2.97% from 3.18%. The decline in the net interest margin reflected a combination of factors including the impact of competitive deposit pricing in our markets, the increase in cash on hand, and other actions taken to improve liquidity, as well as the increased negative impact of funding a higher level of noninterest earning nonperforming assets. The decline in fully-taxable equivalent net interest income also reflected a 2% decline in average earning assets with average total loans and leases decreasing 1% and other earning assets, which includes investment securities, declining 7%.
     Table 3 details the decrease in average loans and leases.
Table 3 — Loans and Leases — 1Q09 vs. 4Q08

	First	Fourth
	Quarter	Quarter	Change
(in billions)	2009	2008	Amount	%

Average Loans and Leases
Commercial and industrial	$13.5	$13.7	$(0.2)	(1)%
Commercial real estate	10.1	10.2	(0.1)	(1)

Total commercial	$23.7	$24.0	$(0.3)	(1)%

Automobile loans and leases	4.4	4.5	(0.2)	(4)
Home equity	7.6	7.5	0.1	1
Residential mortgage	4.6	4.7	(0.1)	(3)
Other consumer	0.7	0.7	(0.0)	(1)

Total consumer	17.2	17.5	(0.3)	(1)

Total loans and leases	$40.9	$41.4	$(0.6)	(1)%

     Average total loans and leases declined $0.6 billion, or 1%, primarily reflecting declines in total commercial and automobile loans and leases.
     Average total commercial loans decreased $0.3 billion, or 1%, reflecting 1% declines in both average commercial real estate (CRE) loans and average commercial and industrial (C&I) loans. During the quarter, we initiated a portfolio review which resulted in a reclassification of certain CRE loans to C&I loans at the end of the period. The reclassification was primarily associated with loans to businesses secured by the real estate and buildings that house their operations. These owner-occupied loans secured by real estate were underwritten based on the cash flow of the business and are more appropriately classified as C&I loans. The decline in average C&I loans primarily reflected the impact of the 2008 fourth quarter Franklin restructuring, partially offset by origination activity. The decline in average CRE loans reflected payoffs and paydowns.
     Average total consumer loans declined $0.3 billion. Average total automobile loans and leases declined 4%, reflecting the continued runoff of the direct lease portfolio and a declining average loan balance due to lower origination volume. The $1.0 billion automobile loan securitization was closed at the end of the quarter so it had a minimal impact on average balances.
     Average residential mortgages declined 3%, reflecting the significant refinance activity during the quarter as we sell such refinanced loans actively in the secondary market. A $200 million portfolio loan sale, as well as the mortgages added as a result of the Franklin restructuring, both occurred late in the quarter and had a minimal impact on reported average balances.
     The 7% decline in average other earning assets, which includes investment securities, reflected decisions during the 2009 first and 2008 fourth quarters to improve overall liquidity. Specifically, we sold $600 million of municipal securities in the 2009 first quarter, reduced our trading account securities used to hedge mortgage servicing rights in the 2008 fourth quarter, and used the proceeds to purchase new investment securities and to increase cash reserves. As a result of these and other strategic balance sheet changes, average cash and due from banks, a nonearning asset, increased $625 million. At the end of the quarter total cash and due from banks was $2.3 billion, up $1.5 billion from the end of last year.
     Table 4 details the $0.6 billion increase in average total deposits.
Table 4 — Deposits — 1Q09 vs. 4Q08

	First	Fourth
	Quarter	Quarter	Change
(in billions)	2009	2008	Amount	%

Average Deposits
Demand deposits — noninterest bearing	$5.5	$5.2	$0.3	7%
Demand deposits — interest bearing	4.1	4.0	0.1	2
Money market deposits	5.6	5.5	0.1	2
Savings and other domestic deposits	4.9	4.8	0.0	1
Core certificates of deposit	12.7	12.5	0.2	2

Total core deposits	32.8	32.0	0.8	2
Other deposits	5.4	5.6	(0.1)	(3)

Total deposits	$38.2	$37.6	$0.6	2%

     Average total deposits increased $0.6 billion, or 2%, from the prior quarter and reflected:
•	$0.8 billion, or 2%, growth in average total core deposits. The primary drivers of the change were 7% growth in average noninterest bearing demand deposits and 2% growth in core certificates of deposits.
     Partially offset by:
•	A 3% decrease in average noncore deposits, primarily reflecting a managed decline in public fund and foreign time deposits.
2009 First Quarter versus 2008 First Quarter
     Fully-taxable equivalent net interest income decreased $41.2 million, or 11%, from the year-ago quarter. This reflected the unfavorable impact of a 26 basis point decline in the net interest margin to 2.97% from 3.23%. Average earning assets decreased $1.1 billion, reflecting a $0.9 billion, or 77%, decline in average trading account securities, and a $0.8 billion, or 98%, reduction in average fed funds sold, partially offset by a $0.5 billion, or 1%, increase in average total loans and leases.
     Table 5 details the $0.5 billion increase in average loans and leases.
Table 5 — Loans and Leases — 1Q09 vs. 1Q08

	First Quarter		Change
(in billions)	2009	2008	Amount	%
Average Loans and Leases
Commercial and industrial	$13.5	$13.3	$0.2	1%
Commercial real estate	10.1	9.3	0.8	9

Total commercial	$23.7	$22.6	$1.0	5%

Automobile loans and leases	4.4	4.4	(0.0)	(1)
Home equity	7.6	7.3	0.3	4
Residential mortgage	4.6	5.4	(0.7)	(14)
Other consumer	0.7	0.7	(0.0)	(6)

Total consumer	17.2	17.7	(0.5)	(3)

Total loans and leases	$40.9	$40.4	$0.5	1%

     The $0.5 billion, or 1%, increase in average total loans and leases primarily reflected:
•	$1.0 billion, or 5%, increase in average total commercial loans, with growth reflected in both C&I loans and CRE loans. The $0.8 billion, or 9%, increase in average CRE loans reflected a combination of factors, including draws on existing performing projects and new originations to existing CRE borrowers. The $0.2 billion, or 1%, growth in average C&I loans reflected normal funding and paydowns on lines of credit and by new originations to existing customers.
Partially offset by:
•	$0.5 billion, or 3%, decrease in average total consumer loans. This reflected a $0.7 billion, or 14%, decline in average residential mortgages, reflecting the impact of loan sales, as well as the continued refinance of portfolio loans and increased saleable originations. Average home equity loans increased 4%, due to strong 2008 second quarter production and a slowdown in runoff. Average automobile loans and leases were essentially unchanged from the year-ago quarter.

     Table 6 details the $0.3 billion reported increase in average total deposits.
Table 6 — Deposits — 1Q09 vs. 1Q08

	First Quarter		Change
(in billions)	2009	2008	Amount	%

Average Deposits
Demand deposits — noninterest bearing	$5.5	$5.0	$0.5	10%
Demand deposits — interest bearing	4.1	3.9	0.1	4
Money market deposits	5.6	6.8	(1.2)	(17)
Savings and other domestic deposits	4.9	5.0	(0.1)	(3)
Core certificates of deposit	12.7	10.8	1.9	17

Total core deposits	32.8	31.5	1.2	4
Other deposits	5.4	6.4	(1.0)	(15)

Total deposits	$38.2	$37.9	$0.3	1%

     The $0.3 billion increase in average total deposits reflected growth in average total core deposits, as average other deposits declined. Specifically, average core certificates of deposits increased $1.9 billion, or 17%, reflecting the continuation of customers transferring funds into these higher rate accounts from lower rate money market and savings and other domestic deposit accounts, which declined 17% and 3%, respectively.
Provision for Credit Losses
     The provision for credit losses in the 2009 first quarter was $291.8 million, down $430.8 million from the 2008 fourth quarter, as that quarter included $438.0 million of provision expense related to our Franklin relationship. The provision for credit losses in the current quarter was $203.2 million higher than in the year-ago quarter. The current quarter’s provision for credit losses of $291.8 million, exceeded non-Franklin related net charge-offs by $78.7 million (See Franklin Credit Management Relationship Restructuring and Credit Quality discussions).
Noninterest Income
2009 First Quarter versus 2008 Fourth Quarter
     Noninterest income increased $172.0 million from the 2008 fourth quarter.

Table 7 — Noninterest Income — 1Q09 vs. 4Q08

	First	Fourth
	Quarter	Quarter	Change
(in millions)	2009	2008	Amount	%

Noninterest Income
Service charges on deposit accounts	$69.9	$75.2	$(5.4)	(7)%
Brokerage and insurance income	39.9	31.2	8.7	28
Trust services	24.8	27.8	(3.0)	(11)
Electronic banking	22.5	22.8	(0.4)	(2)
Bank owned life insurance income	12.9	13.6	(0.7)	(5)
Automobile operating lease income	13.2	13.2	0.1	0
Mortgage banking income (loss)	35.4	(6.7)	42.2	NM
Securities gains (losses)	2.1	(127.1)	129.1	NM
Other income	18.4	17.1	1.3	8

Total noninterest income	$239.1	$67.1	$172.0	NM %

     The $172.0 million increase in total noninterest income reflected:
•	$129.1 million improvement in securities gains (losses) as the prior quarter reflected a $127.1 million securities impairment.

•	$42.2 million increase in mortgage banking income. Contributing to this increase was a $22.8 million increase in origination and secondary marketing income as current quarter loan sales increased 163% and loan originations totaled $1.5 billion, more than double the originations in the prior quarter. Also contributing to the increase was an $18.6 million improvement in mortgage servicing rights (MSR) hedging, and a $4.3 million gain on the current quarter’s $200 million portfolio loan sale at quarter end.

•	$8.7 million, or 28%, increase in brokerage and insurance income, reflecting a $5.5 million increase in insurance agency income, partially due to seasonal contingency fees, $2.5 million increase in annuity sale commissions, and $1.2 million increase in title insurance fees due to increased mortgage origination activity. The first quarter represented a record level of investment sales.

•	$1.3 million, or 8%, increase in other income, reflecting a decline in asset losses. The current quarter included a $5.9 million automobile securitization loss and $1.3 million of equity investment losses. This was less than losses in the prior quarter that included a $7.3 million loss on Franklin-related swaps as part of that quarter’s restructuring and $2.0 million of equity investment losses.
Partially offset by:
•	$5.4 million, or 7%, decline in service charges on deposit accounts primarily reflecting lower consumer NSF and overdraft fees, partially offset by higher commercial service charges.

•	$3.0 million, or 11%, decline in trust services income, reflecting the impact of lower yields and reduced market values on asset management revenues.
2009 First Quarter versus 2008 First Quarter
     Noninterest income increased $3.4 million, or 1%, from the year-ago quarter.

Table 8 — Noninterest Income — 1Q09 vs. 1Q08

	First Quarter		Change
(in millions)	2009	2008	Amount	%

Noninterest Income
Service charges on deposit accounts	$69.9	$72.7	$(2.8)	(4)%
Brokerage and insurance income	39.9	36.6	3.4	9
Trust services	24.8	34.1	(9.3)	(27)
Electronic banking	22.5	20.7	1.7	8
Bank owned life insurance income	12.9	13.8	(0.8)	(6)
Automobile operating lease income	13.2	5.8	7.4	NM
Mortgage banking income (loss)	35.4	(7.1)	42.5	NM
Securities gains	2.1	1.4	0.6	45
Other income	18.4	57.7	(39.3)	(68)

Total noninterest income	$239.1	$235.8	$3.4	1%

     The $3.4 million increase in total noninterest income reflected:
•	$42.5 million increase in mortgage banking income. Contributing to this increase was a $21.2 million improvement in mortgage servicing rights (MSR) hedging, a $20.6 million increase in origination and secondary marketing income as current quarter loan sales were more than double the year-ago quarter and loan originations that were 24% higher than in the year-ago quarter. Also contributing to the increase was a $4.3 million portfolio loan sale gain in the 2009 first quarter.

•	$7.4 million increase in automobile operating lease income.

•	$3.4 million, or 9%, increase in brokerage and insurance income reflecting higher annuity sales.
Partially offset by:
•	$39.3 million decline in other income as the year-ago quarter included a $25.1 million gain related to the Visa® IPO, a $9.9 million decrease in derivative swap income from the year-ago quarter, and a $5.9 million loss on the current quarter’s automobile securitization.

•	$9.3 million, or 27%, decline in trust services income, reflecting the impact of lower market values on asset management revenues.

•	$2.8 million, or 4%, decline in service charges on deposit accounts primarily reflecting lower consumer NSF and overdraft fees, partially offset by higher commercial service charges.
Noninterest Expense
2009 First Quarter versus 2008 Fourth Quarter
     Noninterest expense increased $2,579.7 million from the 2008 fourth quarter.

Table 9 — Noninterest Expense — 1Q09 vs. 4Q08

	First	Fourth
	Quarter	Quarter	Change
(in millions)	2009	2008	Amount	%

Noninterest Expense
Personnel costs	$175.9	$196.8	$(20.9)	(11)%
Outside data processing and other services	32.4	31.2	1.2	4
Net occupancy	29.2	23.0	6.2	27
Equipment	20.4	22.3	(1.9)	(9)
Amortization of intangibles	2,619.8	19.2	2,600.7	NM
Professional services	18.3	17.4	0.8	5
Marketing	8.2	9.4	(1.1)	(12)
Automobile operating lease expense	10.9	10.5	0.4	4
Telecommunications	5.9	5.9	(0.0)	(0)
Printing and supplies	3.6	4.2	(0.6)	(14)
Other expense	45.1	50.2	(5.1)	(10)

Total noninterest expense	$2,969.8	$390.1	$2,579.7	NM %
Less: Goodwill impairment	(2,602.7)	—	(2,602.7)	NM

Total noninterest expense excluding goodwill impairment	$367.1	$390.1	$(23.0)	(6)%

     The $2,579.7 million increase in noninterest expense was all due to the $2,602.7 million goodwill impairment charge (see Goodwill Impairment discussion). The remaining $23.0 million, or 6%, decrease reflected:
•	$20.9 million, or 11%, decline in personnel costs, reflecting the impact of incentive accrual reversals and actions taken as part of our $100 million expense initiative.

•	$5.1 million, or 10%, decline in other expense reflecting lower automobile lease residual losses, partially offset by higher FDIC insurance expense.
Partially offset by:
•	$6.2 million, or 27%, increase in net occupancy expense, reflecting higher seasonal expenses, as well as lower property sale gains.
2009 First Quarter versus 2008 First Quarter
     Noninterest expense increased $2,599.3 million from the year-ago quarter.

Table 10 — Noninterest Expense — 1Q09 vs. 1Q08

	First Quarter		Change
(in millions)	2009	2008	Amount	%
Noninterest Expense
Personnel costs	$175.9	$201.9	$(26.0)	(13)%
Outside data processing and other services	32.4	34.4	(1.9)	(6)
Net occupancy	29.2	33.2	(4.1)	(12)
Equipment	20.4	23.8	(3.4)	(14)
Amortization of intangibles	2,619.8	18.9	2,600.9	NM
Professional services	18.3	9.1	9.2	NM
Marketing	8.2	8.9	(0.7)	(8)
Automobile operating lease expense	10.9	4.5	6.4	NM
Telecommunications	5.9	6.2	(0.4)	(6)
Printing and supplies	3.6	5.6	(2.1)	(36)
Other expense	45.1	23.8	21.2	89

Total noninterest expense	$2,969.8	$370.5	$2,599.3	NM %
Less: Goodwill impairment	(2,602.7)	—	(2,602.7)	NM

Total noninterest expense excluding goodwill impairment	$367.1	$370.5	$(3.4)	(1)%

     The $2,599.3 million increase in noninterest expense was entirely due to the current quarter’s $2,602.7 million goodwill impairment charge (see Goodwill Impairment discussion). The remaining $3.4 million, or 1%, decrease reflected:
•	$26.0 million, or 13%, decline in personnel costs, reflecting the impact of our 2008 and 2009 expense initiatives. Full-time equivalent staff declined 11% from the year-ago period.
Partially offset by:
•	$21.2 million increase in other expense as the 2008 first quarter included a $12.4 million Visa® indemnification expense reversal, as well as higher FDIC insurance expense in the current quarter.

•	$9.2 million increase in professional services costs, reflecting higher legal and collection-related expenses.
Income Taxes
     The provision for income taxes in the 2009 first quarter was a benefit of $251.8 million. This amount included the $159.9 million tax benefit recognized on the Franklin relationship restructuring. The effective tax rate for the 2009 first quarter was a tax benefit of 9.4%.
Credit Quality
     Credit quality performance in the 2009 first quarter was mixed, but in line with expectations. The consumer segment held up well relative to net charge-offs (NCOs). The commercial segment showed asset quality deterioration. The total loan portfolio continues to be negatively impacted by the sustained economic weakness in our Midwest markets. The impact of the higher unemployment rate in particular can be seen in higher residential mortgage delinquencies. The overall economic slowdown is impacting our commercial loans portfolio as reflected in the increase in commercial NCOs, nonaccrual loans (NALs), and nonperforming assets (NPAs).
Net Charge-Offs
     Total net charge-offs for the 2009 first quarter were $341.5 million, or an annualized 3.34% of average total loans and leases. This was down significantly from total net charge-offs in the 2008 fourth quarter of $560.6 million, or an annualized 5.41%. First quarter 2008 net charge-offs were $48.4 million, or an annualized 0.48%.
     Both the 2009 first quarter and 2008 fourth quarter included Franklin-related commercial loan charge-offs of $128.3 million and $423.3 million, respectively. Importantly, the 2009 first quarter charge-offs utilized the $130.0 million Franklin-specific reserve that existed at December 31, 2008, so these charge-offs had no material impact on related provision for credit losses or earnings impact in the 2009 first quarter.
     Non-Franklin related total net charge-offs in the 2009 first quarter were $213.2 million, or an annualized 2.12% of related average non-Franklin loans and leases. This compared with $137.4 million, or an annualized 1.36% of related average non-Franklin loans and leases, in the 2008 fourth quarter.
     Total C&I net charge-offs for the 2009 first quarter were $210.6 million, or an annualized 6.22% of related loans, down from $473.4 million, or an annualized 13.78%, in the 2008 fourth quarter. Total C&I net charge-offs in the year-ago quarter were $10.7 million, or an annualized 0.32%. Excluding the Franklin-related net charge-offs in the current and prior quarter as noted above, non-Franklin related C&I net charge-offs in the 2009 first quarter were $82.3 million, or an annualized 2.55% of related average non-Franklin C&I loans. This compared with non-Franklin related C&I loan net charge-offs of $50.1 million, or an annualized 1.58%, in the prior quarter. The losses were concentrated in smaller loans, as a more active credit review process was utilized throughout the quarter. The current quarter also reflected charge-offs and increased reserves related to loans moved to nonaccrual status in the quarter. The increase in C&I net charge-offs from the prior quarter was concentrated in the Greater Cleveland and Akron/Canton regions. The majority of the charge-offs was associated with smaller loans, reflecting the granularity of the portfolio.
     Current quarter CRE net charge-offs were $82.8 million, or an annualized 3.27%, up from $38.4 million, or an annualized 1.50% in the prior quarter, and from $4.3 million, or an annualized 0.18%, in the year-ago quarter. The single family homebuilder segment continued to represent a significant portion of the losses. There was a $15 million loss associated with one CRE retail project located in the Cleveland market. Aside from this one significant loss, the majority of the losses were associated with smaller projects, consistent with our very granular portfolio.
     Total consumer net charge-offs in the current quarter were $48.1 million, or an annualized 1.12% of average total consumer loans. This was down slightly on an absolute basis from $48.8 million in the 2008 fourth quarter, but as an annualized percent of related total consumer loans it was unchanged.
     Automobile loan and lease net charge-offs were $18.1 million, or an annualized 1.66% in the current quarter, essentially unchanged from $18.6 million or an annualized 1.64%, in the prior quarter, but up from $11.2 million, or an annualized 1.02%, in the year-ago quarter. First quarter performance was consistent with our expectations. We were also pleased that the level of delinquencies dropped in the first quarter, further substantiating our longer term view of flat to improved performance through 2009.
     Home equity net charge-offs in the 2009 first quarter were $17.7 million, or an annualized 0.93%, down from $19.2 million, or an annualized 1.02% in the prior quarter, but up from an annualized 0.84%, in the year-ago quarter. The first quarter results, combined with a slight decrease in delinquent loans during the quarter, were consistent with our view of the longer term performance expectations for this portfolio. While there has been a clear increase in the losses from the year-ago quarter, given the market conditions we remain comfortable with this performance.
     Residential mortgage net charge-offs were $6.3 million, or an annualized 0.55% of related average balances. This was down from an annualized 0.62% in the prior quarter, but up from 0.22% in the year-ago quarter. The linked-quarter decline is a clear positive given the market conditions. While the delinquency rates continue to increase, indicating the economic stress on borrowers, our losses have remained manageable.
Nonaccrual Loans and Nonperforming Assets
     The table below shows the change in NALs and NPAs between the 2009 first quarter and 2008 fourth quarter, and details the impact from the Franklin-restructuring.
Table 11 — Nonaccrual Loans and Nonperforming Assets — 1Q09 vs. 4Q08

	First	Fourth			Change Attributable to
	Quarter	Quarter	Change		Franklin
(in millions)	2009	2008	Amount	%	Restructuring	Other
Nonaccrual loans and leases (NALs):
Commercial and industrial	$398.3	$932.6	$(534.4)	(57)%	$(650.2)	$115.9
Commercial real estate	629.9	445.7	184.2	41	—	184.2
Residential mortgage	487.0	99.0	388.0	NM	360.1	27.9
Home equity	38.0	24.8	13.1	53	6.0	7.1

Total nonaccrual loans and leases	1,553.1	1,502.1	50.9	3	(284.1)	335.1
Other real estate, net:
Residential	143.9	63.1	80.8	NM	79.6	1.2
Commercial	66.9	59.4	7.5	13	—	7.5

Total other real estate, net	210.8	122.5	88.3	72	79.6	8.7
Impaired loans held for sale	11.9	12.0	(0.1)	(1)	—	(0.1)
Other NPAs	—	—	—	—	—	—

Total nonperforming assets	$1,775.7	$1,636.6	$139.1	8%	$(204.5)	$343.6
     Nonaccrual loans (NALs) were $1,553.1 million at March 31, 2009, and represented 3.93% of total loans and leases. This was up 3% from $1,502.1 million, or 3.66%, at December 31, 2008, and from $377.4 million, or 0.92%, at the end of the year-ago period. The current quarter’s restructuring of the Franklin relationship, resulted in a net $284.1 million reduction in NALs (see Franklin Credit Management Relationship Restructuring). The $115.9 million non-Franklin related increase in C&I NALs reflected the impact of the economic conditions in our markets. The increase was not centered in any specific region or industry. In general, those C&I loans supporting the housing or construction segment are experiencing the most stress. Importantly, we have less than 8% of the portfolio associated with these segments. Loans to auto suppliers are also under a great deal of stress, and we have seen continued deterioration in the performance of these loans. The $184.2 million, or 41%, increase in CRE NALs reflected the continued decline in the housing market and stress on retail sales. The single family homebuilder and retail segments accounted for 67% of the increase. These continue to be the two highest risk segments of our CRE portfolio. The non-Franklin related increases in residential mortgage and home equity NALs of $27.9 million and $7.1 million, respectively, reflected increases in the more severe delinquency categories. The non-Franklin related NAL ratio at March 31, 2009, was 3.04%, up from 2.11% and the end of last year.
     Nonperforming assets (NPAs), which include NALs, were $1,775.7 million at March 31, 2009, and represented 4.46% of related assets. This was up 8% from $1,636.6 million, or 3.97% of related assets at year end. This was significantly higher than $520.4 million, or 1.26% of related assets at the end of the year-ago period. The $139.1 million increase in NPAs from the end of the prior quarter reflected a Franklin-related net reduction of $204.5 million. The non-Franklin related NPA ratio at March 31, 2009, was 3.38%, up from 2.43% at the end of last year.
     Beginning this quarter, we are disclosing the 90-day, but still accruing, delinquency statistics excluding loans guaranteed by the U.S. Government. These guaranteed loans represent loans currently in GNMA pools that have met the eligibility requirements for voluntary repurchase. While there is insignificant loss potential in these loans as they remain supported by a guarantee from FHA or VA, we believe this measure represents a better leading indicator of loss potential and also aligns better with our regulatory reporting. The over 90-day delinquent, but still accruing, ratio excluding loans guaranteed by the U.S. Government, was 0.35%, down from 0.46% at the end of last year, and unchanged from the end of the year-ago quarter. On this same basis the delinquency ratio for total consumer loans was 0.85% at March 31, 2009, up from 0.68% at the end of last year, and up from 0.56% at the end of the year-ago quarter. There were no 90-day delinquent commercial loans at March 31, 2009.
Allowances for Credit Losses (ACL)
     We maintain two reserves, both of which are available to absorb probable credit losses: the allowance for loan and lease losses (ALLL) and the allowance for unfunded loan commitments and letters of credit (AULC). When summed together, these reserves constitute the total ACL.
     At March 31, 2009, the ALLL was $838.5 million, down from $900.2 million at December 31, 2008, but up from $627.6 million a year ago. Expressed as a percent of period-end loans and leases, the ALLL ratio at March 31, 2009, was 2.12%, down from 2.19% at December 31, 2008, but up from 1.53% a year ago. The $61.7 million decrease from the end of the prior quarter reflected the impact of using the previously established $130.0 million Franklin specific reserve to absorb related net charge-offs due to the current quarter’s Franklin restructuring (see Franklin Credit Management Relationship Restructuring). The ALLL as a percent of NALs was 54% at March 31, 2009, down from 60% at December 31, 2008, and from 166% a year ago.
     The period-end non-Franklin related ALLL was $838.5 million and represented 2.15% of non-Franklin related loans and leases, up $68.3 million, or 9%, from $770.2 million, or 1.90% of non-Franklin loans and leases, at the end of last year. The non-Franklin ALLL as a percent of non-Franklin related NALs was 71% at March 31, 2009.
     At March 31, 2009, the AULC was $47.0 million, up from $44.1 million at December 31, 2008, but down from $57.6 million at the end of the year-ago quarter.

     On a combined basis, the ACL as a percent of total loans and leases at March 31, 2009, was 2.24%, down from 2.30% at December 31, 2008, but up from 1.67% a year ago. The ACL as a percent of NALs was 57% at March 31, 2009, down from 63% at December 31, 2008, and down from 182% a year ago. Like the ALLL, the change in the ACL from the end of last year was impacted by the current quarter’s Franklin restructuring.
     The period-end non-Franklin related ACL was $885.5 million and represented 2.27% of non-Franklin related loans and leases, up $71.2 million, or 9%, from $814.4 million, or 2.01% of non-Franklin loans and leases, at the end of last year. The non-Franklin ACL as a percent of non-Franklin related NALs was 75% at March 31, 2009.
Capital
     During the quarter, the following specific actions were taken to further strengthen our capital position and related ratios:
•	Reduced the quarterly common stock dividend to $0.01 per share. This conserves approximately $180 million annually.

•	Restructured the Franklin relationship resulting in a one-time $159.9 million tax benefit.

•	Converted 114,109 shares of Series A 8.50% Non-cumulative Perpetual Convertible Preferred stock into common stock. While this resulted in a $0.08 negative impact on earnings per share in the quarter, the issuance of common stock strengthened the common equity component of shareholders’ equity. This action will also conserve about $8.7 million annually of capital through lower preferred dividend payouts, net of related increases in common stock dividends.

•	Selectively reduced assets to improve the efficiency of the balance sheet. Such actions included:
•	$1.0 billion automobile loan securitization

•	$600 million sale of municipal securities

•	$200 million sale of mortgage loans
     At March 31, 2009, our estimated regulatory Tier 1 and Total risk-based capital ratios were 11.03% and 14.19%, respectively, up from 10.72% and 13.91%, respectively, at December 31, 2008. Both ratios remain well above the regulatory “well capitalized” thresholds of 6.0% and 10.0%, respectively. The “well capitalized” level is the highest regulatory capital designation.
     The tangible common equity to asset ratio at March 31, 2009, was 4.65%, up from 4.04% at the end of the prior quarter.
Board of Directors Authorizes “Discretionary Equity Issuance” Program
     As part of its efforts to focus on increasing tangible common equity, the Board of Directors has authorized management to pursue a “discretionary equity issuance” program that will allow Huntington to take advantage of market opportunities to issue new shares of common stock.
     Sales of the shares, if any, will be made by means of ordinary brokers’ transactions on the NASDAQ Global Select Market or otherwise at then prevailing market prices. The authorization limits the maximum number of shares potentially issuable at 10% of the shares outstanding with an aggregate price of up to $100 million; there is no minimum issuance.
     With the recent focus on tangible common equity, we completed specific actions in the first quarter including improving the efficiency of our balance sheet and conversion of certain shares of Series A preferred stock to enhance this capital position. In addition to the discretionary equity issuance program we have announced, we may consider similar actions in the second quarter.
2009 EXPECTATIONS
     Commenting on 2009 expectations Steinour noted, “We continue to believe that 2009 will be a challenging year. While there have been recent reports and speculation that the decline in the economy is nearing a bottom, it remains our expectation that no significant turnaround will occur this year. As a result, we expect to see continued levels of elevated charge-offs and provision expense, especially as related to continued softness in our commercial loan portfolios. We continue to expect that the net interest margin will remain under modest pressure from the first quarter level. We expect to grow our customer base, as well as core deposits throughout the year. ”
     “We continue to expect good levels of loan originations, especially mortgages, given the low rate environment. But how much of this translates into balance sheet growth will depend on whether or not we sell portions of our loan portfolio and production as part of our continued efforts to improve balance sheet efficiency.”
     “Fee income performance is expected to remain mixed. Mortgage banking and brokerage and insurance income are expected to perform well, whereas deposit service charge income is expected to remain under pressure. During these more difficult economic times, customers have improved the management of their deposit balances such that NSF fees have declined. In addition, trust income is also expected to be under pressure so long as overall market performance and related valuations decline.”
     “Excluding the impact of a possible one-time industry-wide FDIC insurance special assessment that is currently under consideration, we expect to see little expense growth going forward as we anticipate exceeding our targeted $100 million in expense saves this year,” he concluded.
Conference Call / Webcast Information
     Huntington’s senior management will host an earnings conference call on Tuesday, April 21, 2009 at 1:00 p.m. (Eastern Daylight Time). The call may be accessed via a live Internet webcast at www.huntington-ir.com or through a dial-in telephone number at (800) 223-1238; conference ID 92645511. Slides will be available at www.huntington-ir.com just prior to 1:00 p.m. (Eastern Daylight Time) on April 21, 2009 for review during the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s web site www.huntington.com. A telephone replay will be available two hours after the completion of the call through April 30, 2009 at (800) 642-1687; conference ID 92645511.

Discretionary Equity Issuance Program
     This news release does not constitute an offer to sell or a solicitation of an offer to buy any securities of the company, nor shall there be any sale of securities of the company in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Unless an exemption from the securities laws is available, any offering may be made only by means of a prospectus supplement and related base prospectus.
Forward-looking Statement
     This press release contains certain forward-looking statements, including certain plans, expectations, goals, projections, and statements, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: (1) deterioration in the loan portfolio could be worse than expected due to a number of factors such as the underlying value of the collateral could prove less valuable than otherwise assumed and assumed cash flows may be worse than expected; (2) changes in economic conditions; (3) movements in interest rates; (4) competitive pressures on product pricing and services; (5) success and timing of other business strategies; (6) the nature, extent, and timing of governmental actions and reforms, including existing and potential future restrictions and limitations imposed in connection with the Troubled Asset Relief Program’s voluntary Capital Purchase Plan or otherwise under the Emergency Economic Stabilization Act of 2008; and (7) extended disruption of vital infrastructure. Additional factors that could cause results to differ materially from those described above can be found in Huntington’s 2008 Annual Report on Form 10-K, and documents subsequently filed by Huntington with the Securities and Exchange Commission. All forward-looking statements included in this release are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.
Basis of Presentation
Use of Non-GAAP Financial Measures
     This earnings release contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this release, the Quarterly Financial Review supplement to this earnings release, the 2009 first quarter earnings conference call slides, or the Form 8-K filed related to this earnings press release, which can be found on Huntington’s website at huntington-ir.com.
Pre-tax, Pre-provision Income
     One performance metric that Management believes is useful in analyzing performance in times of economic stress is the level of earnings adjusted to exclude provision expense and other volatile items not considered to represent core, noncredit related banking activities. Provision expense is excluded because its absolute level is elevated and volatile in times of economic stress. We also exclude securities gains or losses since in times of economic stress investment securities market valuations also may become particularly volatile. Lastly, we exclude amortization of intangibles expense because the size of potential goodwill impairment is unusually magnified in times of severe stock valuation pressure and is not indicative of future amortization of intangible expense performance trends, which typically changes little between reporting periods.
Significant Items
     Certain components of the Income Statement are naturally subject to more volatility than others. As a result, analysts/investors may view such items differently in their assessment of performance compared with their expectations and/or any implications resulting from them on their assessment of future performance trends. It is a general practice of analysts/investors to try and determine their perception of what “underlying” or “core” earnings performance is in any given reporting period, as this typically forms the basis for their estimation of performance in future periods.
     Therefore, Management believes the disclosure of certain “Significant Items” in current and prior period results aids analysts/investors in better understanding corporate performance so that they can ascertain for themselves what, if any, items they may wish to include/exclude from their analysis of performance; i.e., within the context of determining how that performance differed from their expectations, as well as how, if at all, to adjust their estimates of future performance accordingly.
     To this end, Management has adopted a practice of listing as “Significant Items” in its external disclosure documents (e.g., earnings press releases, investor presentations, Forms 10-Q and 10-K) individual and/or particularly volatile items that impact the current period results by $0.01 per share or more. (The one exception is the provision for credit losses discussed below). Such “Significant Items” generally fall within one of two categories: timing differences and other items.
Timing Differences
     Part of the company’s regular business activities are by their nature volatile; e.g. capital markets income, gains and losses on the sale of loans, etc. While such items may generally be expected to occur within a full-year reporting period, they may vary significantly from period to period. Such items are also typically a component of an Income Statement line item and not, therefore, readily discernable. By specifically disclosing such items, analysts/investors can better assess how, if at all, to adjust their estimates of future performance.
Other Items
     From time to time, an event or transaction might significantly impact revenues, expenses, or taxes in a particular reporting period that are judged to be one-time, short-term in nature, and/or materially outside typically expected performance. Examples would be (1) merger costs as they typically impact expenses for only a few quarters during the period of transition; e.g., restructuring charges, asset valuation adjustments, etc.; (2) changes in an accounting principle; (3) one-time tax assessments/refunds; (4) a large gain/loss on the sale or restructuring of an asset; (5) outsized commercial loan net charge-offs related to fraud; etc. By disclosing such items, analysts/investors can better assess how, if at all, to adjust their estimates of future performance.
Provision for Credit Losses
     While the provision for credit losses may vary significantly between periods, Management typically excludes it from the list of “Significant Items”, unless in Management’s view, there is a significant specific credit(s), which is causing distortion in the period.
     Provision expense is always an assumption in analyst/investor expectations of earnings and there is apparent agreement among them that provision expense is included in their definition of “underlying” or “core” earnings unlike “timing differences” or “other items”. In addition, provision expense is an individual Income Statement line item so its value is easily known and, except in very rare situations, the amount in any reporting period always exceeds $0.01 per share. In addition, the factors influencing the level of provision expense receive detailed additional disclosure and analysis so that analysts/investors have information readily available to understand the underlying factors that result in the reported provision expense amount.
     In addition, provision expense trends usually increase/decrease in a somewhat orderly pattern in conjunction with credit quality cycle changes; i.e., as credit quality improves provision expense generally declines and vice versa. While they may have differing views regarding magnitude and/or trends in provision expense, every analyst and most investors incorporate a provision expense estimate in their financial performance estimates.
Other Exclusions
     “Significant Items” for any particular period are not intended to be a complete list of items that may significantly impact future periods. A number of factors, including those described in Huntington’s 2008 Annual

Report on Form 10-K and other factors described from time to time in Huntington’s other filings with the Securities and Exchange Commission, could significantly impact future periods.
Annualized data
     Certain returns, yields, performance ratios, or quarterly growth rates are “annualized” in this presentation to represent an annual time period. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full year or year-over-year amounts. For example, loan and deposit growth rates are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.
Fully-taxable equivalent interest income and net interest margin
     Income from tax-exempt earnings assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.
Earnings per share equivalent data
     Significant income or expense items may be expressed on a per common share basis. This is done for analytical and decision-making purposes to better discern underlying trends in total corporate earnings per share performance excluding the impact of such items. Investors may also find this information helpful in their evaluation of the company’s financial performance against published earnings per share mean estimate amounts, which typically exclude the impact of significant items. Earnings per share equivalents are usually calculated by applying a 35% effective tax rate to a pre-tax amount to derive an after-tax amount, which is divided by the average shares outstanding during the respective reporting period. Occasionally, when the item involves special tax treatment, the after-tax amount is disclosed separately, with this then being the amount used to calculate the earnings per share equivalent.
NM or nm
     Percent changes of 100% or more are typically shown as “nm” or “not meaningful” unless required. Such large percent changes typically reflect the impact of unusual or particularly volatile items within the measured periods. Since the primary purpose of showing a percent change is for discerning underlying performance trends, such large percent changes are typically “not meaningful” for trend analysis purposes.
About Huntington
     Huntington Bancshares Incorporated is a $52 billion regional bank holding company headquartered in Columbus, Ohio. Huntington has more than 143 years of serving the financial needs of its customers. Huntington’s banking subsidiary, The Huntington National Bank, provides innovative retail and commercial financial products and services through over 600 regional banking offices in Indiana, Kentucky, Michigan, Ohio, Pennsylvania, and West Virginia. Huntington also offers retail and commercial financial services online at huntington.com; through its technologically advanced, 24-hour telephone bank; and through its network of almost 1,400 ATMs. The Auto Finance and Dealer Services group offers automobile loans to consumers and commercial loans to automobile dealers through offices located in Indiana, Kentucky, Michigan, Ohio, Pennsylvania, and West Virginia. Selected financial service activities are also conducted in other states including: Private Financial Group offices in Florida; and Mortgage Banking offices in Maryland and New Jersey. International banking services are made available through the headquarters office in Columbus, a limited purpose office located in the Cayman Islands, and another located in Hong Kong.
###

HUNTINGTON BANCSHARES INCORPORATED
Quarterly Key Statistics (1)
(Unaudited)

	2009	2008		Percent Changes vs.
(in thousands, except per share amounts)	First	Fourth	First	4Q08	1Q08

Net interest income	$337,505	$376,365	$376,824	(10.3)%	(10.4)%
Provision for credit losses	291,837	722,608	88,650	(59.6)	N.M.
Non-interest income	239,102	67,099	235,752	N.M.	1.4
Non-interest expense	2,969,769	390,094	370,481	N.M.	N.M.

(Loss) Income before income taxes	(2,684,999)	(669,238)	153,445	N.M.	N.M.
(Benefit) Provision for income taxes	(251,792)	(251,949)	26,377	(0.1)	N.M.

Net (Loss) Income	$(2,433,207)	$(417,289)	$127,068	N.M. %	N.M. %

Dividends declared on preferred shares	58,793	23,158	—	N.M.	—

Net (loss) income applicable to common shares	$(2,492,000)	$(440,447)	$127,068	N.M. %	N.M. %

Net (loss) income per common share — diluted	$(6.79)	$(1.20)	$0.35	N.M. %	N.M. %
Cash dividends declared per common share	0.0100	0.1325	0.2650	(92.5)	(96.2)
Book value per common share at end of period	7.80	14.62	16.13	(46.6)	(51.6)
Tangible book value per common share at end of period	6.08	5.64	7.09	7.8	(14.2)

Average common shares — basic	366,919	366,054	366,235	0.2	0.2
Average common shares — diluted (2)	366,919	366,054	367,208	0.2	(0.1)

Return on average assets	(18.22)%	(3.04)%	0.93%
Return on average shareholders’ equity	N.M.	(23.6)	8.7
Return on average tangible shareholders’ equity (3)	18.4	(43.2)	22.0
Net interest margin (4)	2.97	3.18	3.23
Efficiency ratio (5)	60.5	64.6	57.0
Effective tax rate (benefit)	(9.4)	(37.6)	17.2

Average loans and leases	$40,865,540	$41,436,810	$40,367,336	(1.4)	1.2
Average loans and leases — linked quarter annualized growth rate.	(5.5)%	4.2%	2.6%
Average earning assets	$46,570,567	$47,575,350	$47,656,509	(2.1)	(2.3)
Average total assets	54,153,256	54,607,132	54,884,214	(0.8)	(1.3)
Average core deposits (6)	32,750,844	31,997,644	31,514,661	2.4	3.9
Average core deposits — linked quarter annualized growth rate (6)	9.4%	3.3%	(2.0)%
Average shareholders’ equity	$7,224,537	$7,019,464	$5,876,641	2.9	22.9

Total assets at end of period	51,702,125	54,352,859	56,051,969	(4.9)	(7.8)
Total shareholders’ equity at end of period	4,814,736	7,228,906	5,908,599	(33.4)	(18.5)

Net charge-offs (NCOs)	341,491	560,620	48,449	(39.1)	N.M.
NCOs as a % of average loans and leases	3.34%	5.41%	0.48%
Nonaccrual loans and leases (NALs)	$1,553,094	$1,502,147	$377,361	3.4	N.M.
NAL ratio	3.93%	3.66%	0.92%
Non-performing assets (NPAs)	$1,775,743	$1,636,646	$520,406	8.5	N.M.
NPA ratio	4.46%	3.97%	1.26%
Allowance for loan and lease losses (ALLL) as a % of total loans and leases at the end of period	2.12	2.19	1.53
ALLL plus allowance for unfunded loan commitments and letters of credit as a % of total loans and leases at the end of period	2.24	2.30	1.67
ALLL as a % of NALs	54	60	166
ALLL as a % of NPAs	47	55	121
Tier 1 risk-based capital ratio (7)	11.03	10.72	7.56
Total risk-based capital ratio (7)	14.19	13.91	10.87
Tier 1 leverage ratio (7)	9.47	9.82	6.83
Tangible common equity / risk-weighted assets	5.19	4.39	5.58
Tangible equity / assets (8)	8.12	7.72	4.92
Tangible common equity / assets (9)	4.65	4.04	4.92

N.M., not a meaningful value.

(1)	Comparisons for presented periods are impacted by a number of factors. Refer to “Significant Items”.

(2)	For the three-month periods ended March 31, 2009, and December 31, 2008, the impact of the convertible preferred stock issued in April of 2008 was excluded from the diluted share calculation. It was excluded because the result would have been higher than basic earnings per common share (anti-dilutive) for the period.

(3)	Net (loss) income excluding expense for amortization of intangibles for the period divided by average tangible shareholders’ equity. Average tangible shareholders’ equity equals average total stockholders’ equity less average intangible assets and goodwill. Expense for amortization of intangibles and average intangible assets are net of deferred tax liability, and calculated assuming a 35% tax rate.

(4)	On a fully taxable equivalent (FTE) basis assuming a 35% tax rate.

(5)	Non-interest expense less amortization of intangibles ($2,619.8 million in 1Q 2009, $19.2 million in 4Q 2008, and $18.9 million in 1Q 2008) divided by the sum of FTE net interest income and non-interest income excluding securities gains (losses).

(6)	Includes non-interest bearing and interest bearing demand deposits, money market deposits, savings and other domestic time deposits, and core certificates of deposit.

(7)	At end of period. March 31, 2009 ratios are estimated. Based on an interim decision by the banking agencies on December 14, 2006, Huntington has excluded the impact of adopting Statement 158 from the regulatory capital calculations.

(8)	At end of period. Tangible equity (total equity less goodwill and other intangible assets) divided by tangible assets (total assets less goodwill and other intangible assets). Other intangible assets are net of deferred tax.

(9)	At end of period. Tangible common equity (total common equity less goodwill and other intangible assets) divided by tangible assets (total assets less goodwill and other intangible assets). Other intangible assets are net of deferred tax.